Exhibit 99.1

TheStreet Reports Third Quarter 2016 Results

•	Total Revenue of $15.2 million, down 9% year-over-year.
•	Business-to-Business Revenue of $7.2 million, up 1% year-over-year.
•	Business-to-Consumer Revenue of $8.0 million, down 16% year-over-year.
•	GAAP net loss attributable to common stockholders of $1.2 million, or ($0.03) per share, versus a net income attributable to common stockholders of $0.3 million, or $0.01 per share in the prior year period.
•	Adjusted EBITDA loss of $42 thousand, a decrease of $0.9 million over the prior year period.
•	Cash, cash equivalents, restricted cash and marketable securities of $25.9 million, a decrease of $4.8 million as compared to December 31, 2015.

NEW YORK, November 1, 2016 — TheStreet, Inc. (Nasdaq: TST) a leading financial news and information company, today reported financial results for the third quarter ended September 30, 2016.

For the third quarter of 2016, the Company reported revenue of $15.2 million, net loss attributable to common stockholders of $1.2 million, or ($0.03) per basic and diluted share, and an Adjusted EBITDA(1) loss of $42 thousand.

"In my first few months here we've added our first chief marketing officer, a half dozen senior journalists in our new, unified newsroom, and changed the structure of the management team with some departures on the senior team and in the newsroom. We have also added a key new board member, Betsy Morgan," said David Callaway, President and CEO, who joined in early July. "Our new focus on leveraging our B-to-B growth in assets such as BoardEx into our overall media strategy is already yielding results. Third quarter subscription revenue from our BoardEx business was up 14% over last year, though the impact was offset by currency headwinds from Brexit."

Callaway continued, “Mobile visits to TheStreet’s websites surged 10% this quarter topping desktop for the first time. Delivery of premium content in a mobile world is our best opportunity for quick growth.”

Revenue for the third quarter of 2016 was $15.2 million, a decrease of $1.5 million, or 9%, from $16.7 million in the prior year.

Business-to-business revenue including The Deal, BoardEx and RateWatch totaled $7.2 million, up 1%, compared to the third quarter of 2015. Business-to-consumer revenue was $8.0 million, down 16%, compared to the third quarter of 2015.

Operating expenses for the third quarter of 2016 were $16.1 million, a slight increase of $0.1 million from the prior year period. Excluding restructure and other expenses in both periods, operating expenses were better this year versus last year by $0.6 million or 3.3%. Net loss attributable to common stockholders for the third quarter of 2016 was $1.2 million compared to net income attributable to common stockholders of $0.3 million in the prior year period. The Company reported a basic and diluted net loss per share attributable to common stockholders of ($0.03) for the third quarter of 2016, compared to net income per share attributable to common stockholders of $0.01 for the prior year period. Adjusted EBITDA loss for the third quarter of 2016 was $42 thousand, a decrease of $0.9 million from the prior year period.

Net cash used in operating activities for the nine months ended September 30, 2016 totaled $1.5 million, equal to the same period during the prior year. The change in net cash used in operating activities over the periods included an increased net loss and the change in the balance of deferred revenue over the periods, partially offset by the change in the balances of accrued expenses, other liabilities and accounts receivable over the periods. The Company ended the quarter with cash and cash equivalents, restricted cash and marketable securities of $25.9 million, as compared to $30.7 million as of December 31, 2015.

Business-to-Business Revenue

Business-to-business revenue for the third quarter of 2016 was $7.2 million, an increase of $41 thousand, or 1% compared to the third quarter of 2015. The increase was the result of revenue generated from the UK Corporate Governance & Activist Event held in Q3 2016. Excluding the foreign exchange impact, BoardEx subscription revenue grew 14% in Q3 2016 over Q3 2015. During Q3 2016 RateWatch non-subscription sales increased $38 thousand offset by lower RateWatch subscription products.

Business-to-Business Highlights

•	Bookings totaled $6.0 million for the third quarter of 2016, an increase of $0.3 million, or 5%, from the prior year period.
•	Bookings for the trailing four quarters were $28.2 million, an increase of $1.3 million, or 5%, from the prior period. Excluding the impact of BoardEx, bookings for the trailing four quarters totaled $17.4 million, a decrease of $0.8 million, or 4%, from the prior period. BoardEx was acquired in Q4, 2014.

Business-to-Consumer Revenue

Business-to-consumer revenue for the third quarter of 2016 was $8.0 million, a decrease of $1.5 million, or 16%, from $9.5 million in the third quarter of 2015. Business-to-consumer subscription revenue for the third quarter of 2016 was $5.6 million, a decrease of $1.1 million, or 16%, from $6.7 million in the third quarter of 2015. This decrease primarily related to a 15% decline in the weighted-average number of subscriptions combined with a 1% decrease in the average revenue recognized per subscription. Business-to-consumer media revenue for the third quarter of 2016 was $2.4 million, down $0.4 million, or 15% as compared to the prior year period.

Business-to-Consumer Highlights: (2)

•	The number of paid subscriptions at September 30, 2016 was 65,100, a decrease of 12,700, or 16%, when compared to September 30, 2015, and a decrease of 3,900, or 6%, when compared to June 30, 2016.
•	Average revenue per subscription for the third quarter of 2016 decreased 1% when compared to the third quarter of 2015, but increased 2% when compared to the second quarter of 2016.
•	Average monthly churn (3) was 4.8% for the third quarter of 2016, compared to 4.6% for the third quarter of 2015, and 5.9% for the second quarter of 2016.
•	Third quarter 2016 traffic visits increased 9% when compared to the third quarter of 2015 but, decreased 6% when compared to the second quarter of 2016.
•	Third quarter 2016 organic visits increased 6% when compared to the third quarter of 2015, and also increased 2% when compared to the second quarter of 2016.
•	Mobile traffic visits increased 107% while desktop traffic visits decreased 30% for the third quarter of 2016 as compared to the third quarter of 2015. As compared to the second quarter of 2016, mobile traffic visits increased 10% while desktop traffic visits decreased 19%. Mobile traffic visits comprised 54% of total visits for the third quarter of 2016 as compared to 28% during the same period of 2015.

With the rebuild and redesign of the Internet site last quarter, user visits are the primary indicator of traffic especially with the continued shift to mobile. The Company believes user visits are a more meaningful year-over-year comparative metric than page views. This is especially true in the mobile world where full article views and seamless continuous scroll renders the page view as a less crucial measure of user engagement.

Conference Call Information

TheStreet will discuss its financial results for the third quarter today at 3:30 p.m. EDT.

To participate in the call, please dial 888-286-2317 (domestic) or 719-325-2118 (international). The conference code is 3972734. This call is being webcast and can be accessed on the Investor Relations section of TheStreet website at http://investor-relations.thestreet.com/events.cfm

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading financial news and information company providing business and financial news, market data, investing ideas and analysis to personal and institutional investors worldwide. The Company’s collection of digital services provides users, subscribers and advertisers with a variety of content and tools through a range of online, social media, tablet and mobile channels.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney and Action Alerts PLUS. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control, and through its BoardEx product, director and officer profiles. To learn more, visit www.thedeal.com and www.boardex.com. RateWatch provides rate and fee data from banks and credit unions across the U.S. for a wide variety of banking products. To learn more, visit www.rate-watch.com.

Non-GAAP Financial Information

(1) To supplement the Company's financial statements presented in accordance with generally accepted accounting principles ("GAAP"), the Company also uses “EBITDA”, “Adjusted EBITDA” and “free cash flow”, non-GAAP measures of certain components of financial performance. EBITDA is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors' overall understanding of the Company's current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company's business and provide an indication of the Company's ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. Adjusted EBITDA further eliminates the impact of non-cash stock compensation, restructuring, transaction related costs and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. "Free cash flow" means net income/loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it gives investors a view of the Company's ability to generate cash.

(2) Consumer subscriptions include investing newsletters and exclude subscriptions from The Deal, DealFlow Media, BoardEx and RateWatch.

(3) Average monthly churn rate is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, and then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding planned investments in our business, improved premium subscription products and expectations for 2016. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Eric Lundberg

Chief Financial Officer

TheStreet, Inc.

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com